EXHIBIT 10.03

                             POWER AGREEMENT

                                 Between


                     NORTHERN STATES POWER COMPANY.

                                      of the first part


                                   and

                  THE MANITOBA HYDRO-ELECTRIC BOARD and
                      THE MANITOBA ENERGY AUTHORITY


                                      of the second part


          THIS AGREEMENT, made this 14th day of June, 1984, between Northern States Power Company (NSP), a Minnesota corporation; and The Manitoba Hydro-Electric Board (MHEB), a Manitoba corporation, and The Manitoba Energy Authority (MEA), a Manitoba corporation (jointly and severally hereinafter referred to as "Manitoba"); both parties hereinafter individually called "Party, " or collectively "Parties".

                               WITNESSETH:

          0.01 WHEREAS, NSP and B are the owners and operators of electric generation and transmission facilities in the United States and in Canada, respectively, and are engaged in the generation, transmission, distribution and sale of electric energy; and

          0.02 WHEREAS, the MEA has the authority to negotiate for the purchase and import, and sale and export of electric energy to and from the Province of Manitoba; and

          0.03 WHEREAS, MHEB requires the approval of MEA for such import and export and has been granted approval to enter into this Agreement; and

          0.04 WHEREAS, NSP, MHEB, Minnkota Power Cooperative and Otter Tail Power Company have entered into a 230 Kv Interconnection
Coordinating Agreement, dated 16 January 1969, for the purposes of conducting power and energy transactions; and

          0.05 WHEREAS, NSP AND MHEB have-entered into a "Manitoba, Canada - Minnesota, United States, Winnipeg - Twin Cities 500 Kv
Interconnection Coordinating Agreement" (Coordinating Agreement), dated 21 July 1976, providing for a 500 Kv interconnection, and for the purpose of conducting power and energy transactions; and

          0.06 WHEREAS, NSP and MHEB have entered into a Transactions Agreement, dated 21 July 1976, which provides for certain power and energy transactions the last of which is scheduled to terminate 30 April 1993; and

          0.07 WHEREAS, MHEB intends to complete the partially constructed Limestone Hydro Electric Generating Plant (Limestone) consisting of ten generating units, in the early 1990's; and

          0.08 WHEREAS, as a result of the construction of Limestone Manitoba will have power available which Manitoba desires to sell and NSP desires to purchase beginning in the early 1990's; and

          0.9 WHEREAS, the Parties acknowledge that such a sale of power would be beneficial to the Parties.

          NOW THEREFORE, the Parties agree as follows:


                                ARTICLE I

                         SERVICE TO BE PROVIDED

          1.01 Manitoba shall make 500 megawatts (MW) available to NSP at the points of delivery for the twelve Contract Years beginning May
1, 1993 and ending April 30, 2005, subject to the conditions of Sections
1.04 and 1.05 herein. Each Contract Year shall commence on May 1 and end on the following April 30th.

          1.02 The hourly delivery of energy shall be scheduled by NSP in accordance with guidelines set forth by the Coordinating Committee established in the Coordinating Agreement. The minimum hourly schedule shall not be less than 150 MW unless otherwise mutually agreed to by the Parties.

          1.03 The points of delivery for transactions under this Agreement shall be the points of interconnection between MHEB and NSP on the International Boundary between Canada and the United States of America.

          1.04 In the event of the unavailability of one or more generating units at Limestone or the unavailability of sufficient High Voltage Direct Current transmission from northern Manitoba to Winnipeg
(HVDC) due to planned or unplanned maintenance-or repairs. Manitoba may reduce the 500 MW delivery. The maximum allowable reduction shall be the greater of A or B:

          A. 50 MW per unavailable Limestone unit provided such units have been placed in commercial operation.

          B.    The lesser of:

          i) The MW reduction from the rated load carrying capability of the HVDC facilities. The rated load carrying capability of the HVDC facilities shall be determined as necessary by the Coordinating Committee; or

          ii) The MW reduction required to enable Manitoba to meet its firm load commitments from its available firm resources. The definition of firm load and firm resources shall be established by the Coordinating Committee.

          1.05 In the event of the unavailability of the 500 Kv facility from Winnipeg to Minneapolis the delivery will be limited to the schedule that NSP can arrange on the remaining interconnections between United States utilities and the Province of Manitoba.

          1.06 Each Party shall at its own expense, operate and & maintain its facilities to minimize as far as practicable reductions in this transaction.


                               ARTICLE II

                            ENERGY DELIVERIES

          2.01 Subject to Article I herein, NSP shall schedule the capacity factor in each Contract Year. The Parties may mutually agree to a different schedule in any given year. Manitoba shall have the right to limit the capacity factor to a maximum of 80% in each summer month, May through October, and 75% in each winter month, November through April, of each Contract Year and the right to limit the annual capacity factor to a maximum of 75% in each Contract Year.

          2.02 At the end of each Contract Year, if the energy delivered pursuant to Section 2.01 herein during the Contract Year is less than 500 MW at a 75% capacity factor, the Parties will either:

          a)    Make the payments herein described in Section 5.05 and
                Section 5.06 where appropriate; or

          b) Agree to some other arrangement in respect of the energy not delivered.


                               ARTICLE III

                              BASIS FOR PRICING

          3.01 The price of capacity and energy purchased by NSP from Manitoba under this Agreement shall be based upon the cost to NSP of capacity and energy from NSP's share of the Sherburne County Unit 3 (Sherco 3) generating unit.

          3.02 Sherco 3 is the third generating unit at the NSP power plant in Sherburne County, Minnesota generally known as Sherco. Sherco 3 is being jointly constructed and will be jointly owned and operated by NSP, Southern Minnesota Municipal Power Agency and United Minnesota Municipal Power Agency.

          3.03 NSP shall provide Manitoba with sufficient data to document NSP's cost of owning and operating its share of Sherco 3, including Sherco 3's share of existing and future facilities used in common with one or more other generating units located at Sherco.

          3.04 The costs of owning and operating NSP's share of Sherco 3 shall be in accordance with the provisions set forth in the "Sherburne County Generating Unit No. 3 Ownership and Operating Agreement" among NSP, Southern Minnesota Municipal Power Agency and United Minnesota Municipal Power Agency, dated January 10, 1983 and as may be amended.

          3.05 Manitoba shall have the right to review the books and records concerning details of costs applicable to Sherco 3 to ensure that such books and records are in accordance with the "Sherburne County Generating Unit No. 3 Ownership and Operating Agreement" and sound accounting practice. This review shall be by an independent auditor agreed upon by the Parties.


                               ARTICLE IV

                             CAPACITY PRICING

          4.01 Manitoba shall bill NSP monthly beginning May 31, 1993, and NSP shall pay for the 500 MW capacity purchase as follows:

          Monthly Capacity Bill =  1  x 0.8 x 500,000 x CI x LARR x Adj
                                 ----
                                  12

          Where:   500,000 is the capacity sale in kilowatts (Kw).

                   CI is the Capital Investment in $/Kw described herein.

                   LARR is the Levelized Annual Revenue Requirement described herein.

                   Adj is the Adjustment Factor described herein and reflects the fact that the contract term is shorter than the life of Sherco 3.

          4.02 CI will be the Total Installed Cost of NSP's share of Sherco 3 escalated to May 1, 1993 and divided by the average summer season Permanent Accredited Generating Capability between 1988 and 1993 of NSP's share of Sherco 3, as demonstrated to the Mid Continent Area Power Pool or its successor organization.

          4.03 The Total Installed Cost will be the capital costs associated with Sherco 3 at the time Sherco 3 begins commercial operation, defined in accordance with the "FERC Uniform System of Accounts, Electric Plant Instruction #3, Components of Construction Costs", as modified under the terms of the "Sherburne County Generating Unit No. 3 Ownership and Operating Agreement" to account for Sherco 3's portion of the facilities used in common with one or more other generating units located on the Sherco plant site.

          4.04 The Total Installed Cost shall be escalated to May 1, 1993 using the Handy-Whitman Index of Public Utility Construction Costs for Fossil Steam Production Plants (identified as Total Steam Production Plant) in the North Central Region (H-W Index) assuming a uniform daily escalation rate between reporting dates of the Index. The daily escalation between January 1, 1993 and May 1, 1993 shall be equal to the daily escalation between July 1, 1992 and January 1, 1993. This Total Installed Cost, except as provided in Section 4.06, shall remain fixed for the term of this Agreement.

          4.05 In the event Sherco 3 does not begin commercial operation prior to May 1, 1993, CI shall be $1294/Kw as of January 1, 1988 escalated as above to May 1, 1993. When Sherco 3 begins commercial operation, the Total Installed Cost will be de-escalated to May 1, 1993 using the H-W Index to determine the new CI to be used from the date of commercial operation.

          4.06 In the event additional capital investments are required on Sherco 3 to meet United States federal regulations, an additional monthly capacity charge shall be determined using the formula described in Section 4.01. Each individual monthly capacity charge shall become effective one month subsequent to the month that the expenditure is classified as depreciable property in accordance with the "FERC Uniform System of Accounts, Electric Plant Instruction #3, Components of Construction Costs". If an expenditure is classified prior to May 1, 1993, it shall be escalated from the date it is classified to May 1, 1993 using the procedures described in Section 4.04. For these additional capital investments Adj shall be determined based on the life of the investments considering the difference between the date of Sherco 3 commercial operation and May 1, 1993 and on the Contract Years remaining at the time the investments are made.

          4.07  LARR shall be defined as:

(Return + Depreciation + Income Taxes - Allowance For
           - Funds Used During Construction)
- --------------------------------------------------------
Total Investment

LARR shall be determined for each Contract Year using the Cost of Capital components and formula defined in Schedule 1.

          4.08 Adj shall be determined for each Contract Year using the following formula:

                       33              12          12
          Adj = (1 + D)   - 1   (1 + D)   - (1 + E)
                ------------- x -------------------
                       12              33          33
                (1 + D)   - 1   (1 + D)   - (1 + E)

          Where:   D is the Cost of Capital as defined in Schedule 1.

                   E is the effective annual escalation rate during the five year period before each Contract Year as determined from the H-W Index, expressed as a percent and divided by 100.

                   33 is the life in years of Sherco 3.

                   12 is the twelve Contract Years.

If D=E, the Adjustment Factor shall be:

                       33                  (12-1)
          Adj = (1 + D)   - 1   12 (1 + E)
                ------------- x ------------------
                       12                  (33-1)
                (1 + D)   - 1   33 (1 + E)


                                ARTICLE V

                             ENERGY PRICING

          5.01 Manitoba shall bill NSP monthly beginning May 31, 1993, and NSP shall pay for the energy delivered as follows:

          Monthly Energy Bill = 0.8 x (Fixed Operating Costs + Variable Operating Costs).

          Where: Fixed Operating Costs and Variable Operating Costs are as defined by formula in Schedule 2.

          5.02 Beginning in 1992, on or before December 15 of each year, NSP shall provide Manitoba an estimate of the Fixed Operating Costs and the Variable Operating Costs for the following year by month. These estimates shall be the basis for the monthly energy billing.

          5.03 Beginning with June 1993, by the twentieth day of each month, NSP shall notify Manitoba of the actual Fixed Operating Costs and the actual Variable Operating Costs as defined in Schedule 2 for the proceeding month. These actual costs shall be used to adjust the current month's billing to account for any differences between the estimated costs and actual costs for the previous month.

          5.04 In the event Sherco 3 is abandoned, retired, or NSP relinquishes its share of Sherco 3 prior to April 30, 2005, Fixed and Variable Operating Costs shall be based on the average Fixed and Variable Operating Costs of NSP's Sherco 1 and Sherco 2 generating units.

          5.05 In accordance with Section 2.02 herein, at the end of each Contract Year Manitoba shall bill NSP and NSP shall pay as follows:

                NSP Payment = (L - A) x 0.8 x B

          where: L - is 3,294,000 Mwh for the Contract Years ending April 30, 1996, April 30, 2000 and April 30, 2004 and
                   3,285,000 Mwh for the other nine Contract Years.

                   A - is the energy delivered to NSP pursuant to
                   Section 2.01 herein during the Contract Year expressed in Mwh.

                   B - is the Variable Operating Costs for the Contract Year as determined in accordance with Schedule 2, divided by the energy delivered, A, to express it in $/Mwh.


          5.06 In accordance with Section 2.02 herein, at the end of each Contract Year if the delivery of energy scheduled by NSP has been restricted under Sections 1.04 and/or 1.05 herein, NSP shall bill
Manitoba and Manitoba shall pay the lesser of the following:

                P = C x 1.2 x B + F x 0.8 x B; or

                         L - A
                 1       -----
                P  = P x C + F

          where: A, B and L are as defined in Section 5.05 herein.

                   C - is the amount of energy scheduled for delivery by NSP during the Contract Year pursuant to Section 2.01 herein for which delivery was restricted pursuant to
                   Section 1.04 herein, expressed in Mwh.

                   F - is the amount of energy scheduled for delivery by NSP during the Contract Year pursuant to Section 2.01 herein for which delivery was restricted pursuant to
                   Section 1.05 herein, expressed in Mwh.


                               ARTICLE VI

                         ADVERSE WATER PROVISIONS

          6.01 During the contract period, in the event of adverse water conditions in MHEB's watershed, NSP shall deliver to Manitoba upon request a maximum of 1,500,000 Mwh of energy in any twelve month period to allow Manitoba to fulfill its obligation under this Agreement.

          6.02 This energy shall be that available from generation on the NSP system after NSP has made provision to supply its firm energy commitments, including firm sales to other utilities.

          6.03 Manitoba shall pay NSP for the energy delivered an amount equal to NSP's cost of providing such energy plus the average percent markup NSP received from energy sales to U.S. utilities during the previous twelve month period or plus 10% of NSP's cost of providing such energy, whichever is greater.


ARTICLE VII

                                 GENERAL

          7.01 All references to costs and provision for payments herein shall be in the currency of the United States of America. All billing shall be in accordance with the procedure specified in the Coordinating Agreement, or with any other procedure agreed to by the Parties, provided however that all payments due to Manitoba hereunder shall be made to MEA as Manitoba may from time to time direct.

          7.02 Except as otherwise provided herein, the transactions under this Agreement shall be made in accordance with the Coordinating Agreement.

          7.03 NSP and MHEB are parties to agreements with other power suppliers which provide for interconnection, interchange and pooling of electrical services. This Agreement shall not affect the obligations and rights of a Party with respect to such agreements.

          7.04 A Party shall not be held responsible or liable for any loss or damage resulting from failure to perform its obligations hereunder as a result of any cause beyond its control, including but not limited to, acts of God, strikes, injunctions, or breakdown. A Party shall be prompt and diligent in removing the cause of such failure to perform, but nothing herein contained shall be construed as permitting a Party to continue to fail to perform after said cause has been removed.

          7.05 If Manitoba fails to make available capacity and/or deliver energy as provided in this Agreement for any reasons other than those for which performance is excused herein, Manitoba shall reimburse NSP at the end of the Contract Year for any costs incurred in that Contract Year as a result of the failure, including payments to Manitoba.

          7.06 This Agreement is not intended to and shall not create rights of any character whatsoever in favour of any person, corporation, association, or entity other than the Parties, and the obligations herein assumed are solely for the use and benefit of the Parties.

          7.07 This Agreement shall be binding upon and its benefits inure to the Parties and their successors and assigns except that this Agreement and any of the rights and obligations hereunder shall not be assigned by a Party without the written consent of the other Party, which consent shall not be unreasonably withheld.

          7.08 For any controversy, claim or dispute arising out of this Agreement or the breach thereof, the matter shall at the written request of either Party, be referred to and determined by a single arbitrator or, if the Parties are unable to agree upon the choice of a single arbitrator, then three arbitrators, one chosen by each Party and the third selected by the two arbitrators so chosen.

          7.09 Any notices, demands, or requests, required or authorized by this Agreement, shall be in writing addressed as follows:
The President, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota 55401, if to NSP; and to the President, Manitoba Hydro, 820 Taylor Avenue, Winnipeg, Manitoba, R3C 2P4, if to MHEB; and to the Chairman, Manitoba Energy Authority, 606 - 330 Graham Avenue, Winnipeg, Manitoba, R3C 4E3, if to MEA; and shall be deemed accomplished upon actual receipt by the Party to whom addressed. Notice to Manitoba shall be given to both MEA and to MHEB. The designation of the persons to be notified or the address of such persons may be changed at any time by similar notice.

          7.10 This Agreement may be terminated or suspended by or as a result of an order of the Department of Energy in case of war or other emergency, as provided in the Federal Power Act as amended, or by or as a result of an order of the National Energy Board of Canada in case of war or other emergency, but this Agreement shall become effective again as soon as such order is rescinded or the approval for connection and transfer of power and energy is again secured.

          7.11 This Agreement is subject to the regulation of the National Energy Board of Canada with respect to Manitoba, and to the regulation of any regulatory body having jurisdiction with respect to NSP.

          7.12 This Agreement shall not become effective until all necessary approvals have been received provided, however, in the event the terms or conditions of this Agreement are materially altered in the approval process, the Agreement shall not become effective until such alterations are approved by the Parties in writing.

          7.13 Subject to Sections 7.11 and 7.12, this Agreement shall become effective on the date first above written and shall continue in full force and effect until April 30, 2005.

          7.14 All rights and obligation of the Parties under the Memorandum of Understanding dated March 8, 1984 shall cease and terminate on the execution of this Agreement, which supersedes said Memorandum of Understanding.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      Northern States Power Company


                                      By:
                                           Chairman, President and CEO

                                      And
                                           Assistant Secretary


                                      The Manitoba Hydro-Electric Board


                                      By:
                                           President and Chief Executive
                                            Officer

                                      And
                                           Assistant Secretary


                                      The Manitoba Energy Authority


                                      By:
                                           Chairman


                               SCHEDULE 1

                              (ARTICLE IV)

The Levelized Annual Revenue Requirement (LARR) and the Cost of Capital
(D) shall be calculated at the beginning of each Contract Year and shall be determined using the definitions and formulas shown below. LARR and D shall be expressed as a fraction and rounded to the nearest ten-thousandth.

              LARR = (1.2689 + 0.1553 (WD + WS) + 0.2748 (WP + WC))2
                     -----------------------------------------------
                                         100

D =       WD + WS + WP + WC
          -----------------
                100

              where:

                     WD = The average weighted cost of long-term debt expressed in percent.

                     WS = The average weighted cost of short-term debt expressed in percent.

                     WP = The average weighted cost of preferred equity expressed in percent.

                     WC = The average weighted cost of common equity expressed in percent.

The weighted costs of long-term debt, short-term debt, preferred stock and common equity shall be determined based on the cost rates and capital structure used by the Minnesota Public Utilities Commission
(MPUC) to determine the overall rate of return granted in final orders with respect to rate of return and capital structure for NSP's Minnesota electric retail jurisdiction (hereinafter called the MPUC Orders). MPUC Orders shall be those Orders effective on May 1 of each Contract Year and as of May 1 of the preceding four years. Capitalization ratios rounded to the nearest ten-thousandth shall be determined using the following formulas:

          Long-term debt capitalization ratio (CRD) = AD/(AD+AS+AP+AC) Short-term debt capitalization ratio (CRS) = AS/(AD+AS+AP+AC) Preferred equity capitalization ratio (CRP) = AP/(AD+AS+AP+AC) Common equity capitalization ratio (CRC) = AC/(AD+AS+AP+AC)

          where: AD, AS, AP and AC are, respectively, the dollar amounts of long-term debt, short-term debt, preferred equity and common equity employed in the MPUC Orders.

The cost rates for long-term debt, short-term debt and preferred equity used to determine D shall be those approved in the MPUC Orders. The cost rate for common equity used to determine D shall be the return on common equity approved in the MPUC Orders, adjusted to reflect any difference between the rate base approved in each MPUC Order and the capitalization corresponding to that rate base.

The following formula shall be used to determine the Common Equity Cost Rate to be used herein:

              Common Equity Cost Rate (CC) = RAC + (RB-CAP) x
                                             ROR/(CRCxCAP)

              where:

              RAC = The return on common equity specified in the MPUC Orders expressed in percent.

              RB = The dollar amount of the rate base approved in the MPUC Orders.

              CAP = The dollar amount of the capitalization corresponding to the above rate base. The capitalization used herein will reflect the relationship between rate base and capitalization applicable to the MPUC Order. Currently, this is equal to rate base less accumulated deferred investment tax credits.

              ROR = The overall rate of return granted in the MPUC Orders expressed in percent.

              CRC = The common equity capitalization ratio expressed as a ratio.

In the event the interest deduction used to determine income taxes in the MPUC Order reflects interest on rate base rather than interest on capitalization, the following formula shall be used for such years the Order is in effect to determine the Common Equity Cost Rate to be used herein:

              Common Equity Cost Rate (CC) = RAC + (RB-CAP) x
                                             (ROR-(WX+WY)xt)/(CRC x CAP)

              where: All terms are obtained from the same MPUC Order and
                     RAC, RB, CAP, ROR and CRC are as described above.

              WX = The weighted cost of long-term debt approved in the MPUC Order expressed in percent.

              WY = The weighted cost of short-term debt approved in the MPUC Order expressed in percent.

              t = The composite federal and state income tax rate employed in the MPUC Order expressed as a fraction.

The weighted cost of long-term debt as of May 1 of each year shall be based on the MPUC Order in effect on May 1 of that year and determined by multiplying the long-term debt capitalization ratio times the long-term debt cost rate expressed as a percent. WD for each Contract Year will be determined by summing the weighted cost of long-term debt as of May 1 of that Contract Year and as of May 1 of the preceding four years and dividing that summation by five.

WS, WP and WC shall be determined using the same procedure and using the respective capitalization ratios and cost rates.

Schedule 2

(ARTICLE V)

Fixed Operating Costs (FOC) = (OC-(VMR x EP) + (CF x  ZNL)) x 500
                                                              ---
                                                              MAC

          Where: OC = The monthly Operating Costs and shall include all costs and expenses (other than-fuel costs) incurred in respect of the management, control, operation and maintenance of Sherco 3, including without limitation that portion of administrative and general expenses incurred by NSP determined to be allocable to Sherco 3. OC shall consist of all items which were properly recordable as a production expense in accordance with the United States Federal Energy Regulatory Commission (FERC) Uniform System of Accounts as of the date of this Agreement. Without limiting the generality of the foregoing, OC shall include fixed fuel transportation costs (if any), carrying charges associated with the cost of fuel required to establish initial inventory on May 1, 1993 and any property taxes or payments in lieu thereof levied against Sherco 3.

          VMR = The Variable Maintenance Rate expressed in $/Mwh. The Variable Maintenance Rate is $1.325/Mwh in 1984 and shall be escalated to the current Contract Year as follows:

              $0.825/Mwh times the ratio of the Cost Index in the current Contract Year to the Cost Index in 1984, such Cost Index being the Handy-Whitman Index of Public Utility Construction Costs for Boiler Plant Equipment-Coal Fired in the North Central Region, plus $0.50/Mwh times the ratio of the weighted average hourly wage rate in the current Contract Year to the weighted average hourly wage rate in 1984, as stated in the labor agreement between NSP and the International Brotherhood of Electrical Workers or any successor agreement.

          The method of determining VMR and its value shall be reviewed annually by the Coordinating Committee.

          EP = The monthly production of NSP's share of Sherco 3 expressed in Mwh.

          CF = Cost of Coal expressed in dollars per million British Thermal Units ($/MBTU) as determined below.

          ZNL = The monthly coal consumed expressed in MBTU had Sherco
          3 operated all hours of the month such that NSP's share of the Sherco 3 gross output equalled NSP's share of the total auxiliary energy consumption (Zero Net Load).

          MAC = The Monthly Accredited Capability expressed in MW of NSP's share of Sherco 3.

Variable Operating Costs (VOC) = (FC x CF) + (VMR x MED)

          Where: FC = The Fuel Consumption expressed in MBTU and shall be the total monthly coal consumed above ZNL by Sherco 3 had Sherco 3 produced energy equal to the energy delivered to NSP from Manitoba. FC shall be determined on an hourly basis and shall be the Mwh delivered to NSP from Manitoba multiplied by the coal consumed above ZNL, expressed in MBTU/Mwh, had Sherco 3 been operating at a net output equal to the same percentage of its monthly accredited capability as the delivery is of 500 MW.

          MED = The total monthly energy delivered to NSP by Manitoba expressed in Mwh.

          The Cost of Coal (CF) = BC x ESC

          Where: BC = The Base Fuel Cost and shall be the delivered cost of the primary coal supply for NSP's share of Sherco 3 effective May 1, 1993, as reported to FERC expressed in $/MBTU.

          ESC = The ratio of the Sherco 3 primary coal price for NSP at the point of origin in the current month expressed in $/MBTU to that portion of BC which is the Sherco 3 primary coal price for NSP at the point of origin effective May 1, 1993.